Exhibit 99.1

Tel-Instrument Electronics Corp Announces New Orders of $1.3 Million

East Rutherford, NJ – September 6, 2013 – Tel Instrument Electronics Corp. (“Tel” or “Company”) (NYSE MKT: TIK) announced today that it has received orders totaling $1.3 million.

The Company received an order from the U.S. Army for 50 T-47N Test Sets for a total of $858,900. It is expected that these units will be shipped this calendar year. This order is part of a five year IDIQ (indefinite delivery/indefinite quantity) contract for up to 235 T-47N Test Sets. After receipt of this order, a total of 75 T-47N Test Sets could be exercised under this IDIQ contract.

The Company also received a $459,186 order from Poland, through its European distributor, for 29 T-47G Test Sets, which are scheduled to be delivered this calendar year.

Mr. Jeff O’Hara, CEO, commented “we are excited to receive these two orders for our test sets for a total of $1.3 million as they augment the revenues from our major programs. These products have been in our catalog for years, indicating the continued demand for these multi-function test sets, which have been proven to be rugged, reliable and cost competitive.”

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com